CORPORATE
VALUATION
ADVISORS, INC.
Valuation and Financial Consultants

625 Walnut Ridge Drive, Suite 105 | Hartland, WI 53029
Phone: 262.369.0400 | CorporateValuationAdvisors.com

November 15, 2022

Board of Directors
Goal Acquisitions Corp.
12600 Hill Country Blvd
Building R, Suite 275
Bee Cave, Texas

Re: Fairness Opinion

This letter sets forth our opinion as to the fairness, from a financial point of view, to the shareholders of Goal Acquisitions Corp. (hereinafter referred to as "Goal" or the "Purchaser"), a publicly traded SPAC, of its proposed Business Combination Agreement ("Agreement") with Digital Virgo Group SAS ("Digital Virgo"), and the consideration to be paid to the shareholders of Digital Virgo pursuant to the Agreement (the "Transaction"). Under the terms of the Agreement, Goal will acquire 100% of the share capital of Digital Virgo from the shareholders of Digital Virgo, and the total consideration to be paid to the shareholders of Digital Virgo will be $513,000,000 plus the amount of cash that Digital Virgo has at closing minus the amount of financial debt that Digital Virgo has outstanding at closing, which consideration will be comprised of $125,000,000 in cash and the remainder will be paid in shares of Goal, valued at $10 per share. In addition, if certain specified earnouts are met, up to an additional 5,000,000 shares of Goal will be released to the Digital Virgo shareholders and an additional 1,293,750 shares of Goal will be released to Goal Acquisitions Sponsor LLC out of an escrow account where such shares will be deposited at the closing.

We have been requested by the Board of Directors of Goal to render our opinion with respect to the fairness of the Transaction, from a financial point of view, to the holders of Goal common stock. We have not been requested to opine as to, and our opinion does not in any manner address, Goal's underlying business decision to proceed with or effect the Transaction or the likelihood of consummation of the Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Agreement, or any class of such persons. Our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Goal might engage. We are not legal, tax, accounting, technology, science, or regulatory advisors, and we do not express any views or opinions as to any legal, tax, accounting, technology, science, or regulatory matters relating to Goal or Digital Virgo. We understand and have assumed that Goal has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, technology, science, regulatory, and other professionals.

In connection with our engagement, we first estimated the Fair Market Value of each of Goal and Digital Virgo on an individual basis, immediately before the Transaction and the combined entities immediately after the Transaction. For purposes of this evaluation, the term "Fair Market Value" is defined as the amount at which the total equity of each of Goal, Digital Virgo and the combined entities would equitably exchange in a transaction between a willing buyer and willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of all relevant facts.

In arriving at our opinion, we reviewed and analyzed: (1) an execution copy of the Agreement, dated as of November 17, 2022 and the specific terms of the Agreement, (2) certain publicly available business and financial information that we deemed to be generally relevant concerning Digital Virgo and the industry in which Digital Virgo operates, (3) financial and operating information with respect to the business, operations and prospects of Digital Virgo including financial projections with respect to the future financial performance of Digital Virgo, as reviewed and approved by management ("Projections") (4) the balance sheets of Digital Virgo and Goal as of September 30, 2022 and June 30, 2022, respectively, and their combined balance sheet after taking into account the pro forma effects of the Transaction, (5) the capitalization of Digital Virgo and Goal and the expected pro forma capitalization of Goal immediately following the completion of the Transaction and (6) a comparison of the projected financial performance of Digital Virgo with those of other companies and businesses that we deemed relevant. In addition, we have had discussions with the management of Digital Virgo and Goal concerning the business, operations, assets, liabilities, financial condition and prospects of Digital Virgo and Goal, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In the course of our evaluation, we reviewed the financial performance of certain other companies engaged in the same or related industries whose shares are publicly traded and the valuation multiples indicated for those publicly traded companies. We further conducted a valuation of Digital Virgo based upon the Projections provided by management and performed such other studies and analyses and considered such other factors as we deemed appropriate. We have conducted a valuation of the total equity of Digital Virgo, but have not conducted a separate valuation of its underlying assets or liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities). Our evaluation further considered the business prospects for Goal absent the Transaction and the value of its underlying assets and liabilities.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of Goal that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon the advice of Goal and Digital Virgo, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Digital Virgo as to the future financial performance of Digital Virgo and its subsidiaries and that Digital Virgo and its subsidiaries will perform in accordance with such Projections. We assume no responsibility for, and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Digital Virgo or Goal and have not made or obtained any evaluations or

appraisals of the underlying assets or liabilities of Digital Virgo or Goal. We have not evaluated the solvency or creditworthiness of Digital Virgo, Goal or the combined entities or any other party to the Agreement, or whether Goal is paying or receiving reasonably equivalent value in the Transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of Goal or Digital Virgo to pay its respective obligations when they come due. In addition, we have relied on the assessments of Digital Virgo and Goal's ability to retain key employees, customers, suppliers, commercial relationships, and strategic partners and other key existing and contemplated future agreements, relationships and arrangements. In addition, we, at your direction, (i) have assumed that each Goal common share has a value of $10.00 per share (with such $10.00 value being based on Goal's initial public offering and Goal's approximate cash per common redemption share outstanding (excluding, for the avoidance of doubt, the dilutive impact of outstanding founders shares or any warrants)), and (ii) have evaluated the fairness of the Transaction, from a financial point of view, to the holders of Goal common shares.

As part of the evaluation, we have also reviewed the rights and preferences of the common stock shareholders and warrant holders of Goal immediately before the Transaction. It is our understanding that Goal common stockholders have the right to redeem their common shares for $10.00 per share immediately before the close of the Transaction.

In addition, you have not authorized us to, and we did not, (a) initiate any discussions with, or solicit any indications of interest from any third parties with respect to any alternatives to the Transaction, (b) participate in the structuring or negotiation of the Transaction, (c) advise the Board of Directors of Goal or any other party with respect to alternatives to the Transaction, or (d) identify or introduce to the Board of Directors of Goal or any other party any prospective investors, lenders or other participants in the Transaction. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. Our opinion addresses only the fairness of the Transaction, from a financial point of view, to the holders of Goal common shares. We express no opinion as to, and our opinion does not address, any other terms, aspects, or implications of the Transaction or the Agreement or any related agreements, including, without limitation, (i) any term or aspect of the Transaction that is not susceptible to financial analysis, (ii) the appropriate capital structure of Goal or whether Goal should be issuing debt or equity securities or a combination of both, and (iii) the prices at which securities of Goal may trade, be purchased or sold at any time, including following announcement or consummation of the Transaction. Our opinion should not be viewed as providing any assurance that the market value of the securities of Goal to be held by the holders of common stock or any other security holders of Goal after the consummation of the Transaction will be in excess of the market value of Goal common shares or other securities of Goal owned by such security holders at any time prior to the announcement or consummation of the Transaction. In addition, we make no representation or warranty regarding the adequacy of this opinion or the analyses underlying this opinion for the purpose of Goal's compliance with the terms of its constituent documents, the rules of any securities exchange or any other general or particular purpose.

We have assumed that the executed Agreement will conform in all material respects to the latest draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, at the direction

of Goal's management, that all material governmental, regulatory and third-party approvals, consents and releases for the Transaction will be obtained within the constraints contemplated by the Agreement and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Goal has obtained such advice as it deemed necessary from qualified professionals.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Goal in connection with its evaluation as to whether to affect the Transaction and does not constitute a recommendation as to how the Board of Directors should vote with respect to the Transaction. We will receive a fee as compensation for our services in rendering this opinion. Our fee is not contingent upon the successful consummation of the Transaction.

Based upon the foregoing, and subject to the limitations set forth herein, it is our opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the holders of Goal common stock.

Very truly yours,

Corporate Valuation Advisors, Inc.

Corporate Valuation Advisors, Inc.